UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 17, 2015

SIBLING GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

TEXAS	000-28311	76-0270334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7512 Dr. Phillips Boulevard Suite 50-209 Orlando, Florida 32819
(Address of principal executive offices)

(407) 734-1531

(Registrant’s telephone number, including area code)

215 Morris Street

Suite 205

Durham, North Carolina  27701

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2015, the Board of Directors (the “Board”) of Sibling Group Holdings, Inc. (the “Company”) appointed Julie Young as the Company’s Chief Executive Officer, effective July 20, 2015. Ms. Young will serve as the Company’s principal executive officer in this position. As Chief Executive Officer, Ms. Young will be compensated as follows, as set forth in her offer letter dated as of July 17, 2015: (i) an annual salary of $282,000; (ii) an initial grant of 2,000,000 shares of restricted common stock, vested immediately, as of July 20, 2015; (iii) the right to receive an additional grant of 2,000,000 shares of restricted common stock upon the Company’s achievement of a five-day average share price of $0.15 per share; and (iv) eligibility  to participate in the Company’s health and other benefit plans on the same terms and conditions as the Company’s other employees.  In the event that Ms. Young’s employment is terminated without cause, she resigns for good reason, or she is terminated within 18 months of a change in control, Ms. Young will receive a severance payment equal to one-year’s salary and will be eligible to participate in the Company’s benefit plans for one year from the date of termination.

Ms. Young, 55, served as the founding President and Chief Executive Officer of Florida Virtual School, the world’s first virtual statewide school district and the largest public online school in the U.S., from its inception in 1997 until her retirement in March 2014. Under her leadership, the organization grew into a diversified, worldwide organization serving students in 50 states and 68 countries worldwide. Ms. Young currently serves on the board, advisory board or council of several non-profit, civic and other organizations, including the International North America Council for Online Learning, United States Distance Learning Association, Western Governors University, YMCA, GoGo Labs and DreamBox Learning. Ms. Young has an undergraduate degree from the University of Kentucky and a Master of Education from the University of South Florida.

On July 20, 2015, the Company issued a press release announcing the appointment of Ms. Young as Chief Executive Officer.  A copy of this press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Also on July 17, 2015, the Board appointed David Saba as the Company’s Chief Operating Officer, effective July 20, 2015. Mr. Saba will serve as the Company’s principal operating officer in this position and will no longer serve as the President of the Company.  As Chief Operating Officer, Mr. Saba will receive an annual salary of $175,000 and will be eligible to participate in the Company’s health and other benefit plans on the same terms and conditions as the Company’s other employees.  Prior to this appointment, Mr. Saba served as the Company’s principal executive officer since May 13, 2015.

Saba, age 54, served as President and a member of the Company’s Board since February 1, 2014, concurrent with the Company’s acquisition of the assets of DWSaba Consulting LLC (“DWSaba Consulting”), a consulting operation with a focus on business development and scaling for educational services and educational technology providers founded and owned by Mr. Saba. Since 2013, Mr. Saba has been the principal of DWSaba Consulting. From 2011 to 2013, Mr. Saba served as the Chief Executive Officer of Laying the Foundation, Inc., which merged with the National Math + Science Initiative (“NMSI”). Mr. Saba served as the Chief Operating Officer of NMSI, where he was responsible for leading all aspects of marketing, government relations and strategic growth, among other functions. Mr. Saba was employed by the American University System as its Chief Operating Officer from 2010 to 2011, where he helped integrate the American University System into military markets. Mr. Saba graduated from the Naval Academy in 1983 with a degree in Engineering, and, in 1990, was awarded a Masters degree in Engineering Management from the University of South Florida.

Mr. Saba was appointed as the Company’s President and a member of the Board in connection with the Company’s acquisition of DWSaba Consulting. As consideration for the acquisition of DWSaba Consulting and his appointment to the Company’s Board in February 2014, Mr. Saba received an aggregate of 1,300,000 shares of the Company’s restricted common stock, valued at approximately $160,000 in the aggregate. Prior to his appointment as President of the Company, Mr. Saba provided consulting services to the Company in his capacity as owner of DWSaba Consulting, for which he received 200,000 shares of the Company’s restricted common stock, valued at approximately $23,000, during the Company’s fiscal year ended June 30, 2014.

Item 8.01.

Other Events.

On July 20, 2015, the Company issued a press release announcing its intent to do business under the name of Global Personalized Academics and other corporate matters. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit.
99.1	Press release issued by Sibling Group Holdings, Inc., dated July 20, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sibling Group Holdings, Inc.

Date: July 20, 2015	By:	/s/ Angelle Judice
Angelle Judice, Chief Financial Officer

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